Exhibit 3.26

Companies (Victoria) Code
Company Limited By Shares

MEMORANDUM OF ASSOCIATION
OF
DUXTECH PTY. LIMITED

1.                                       The name of the company is DUXTECH PTY. LTD.

2.                                       Subject to the Companies (Victoria) Code, the Company has the rights, the powers and privileges of a natural person and, without limiting the generality of the foregoing, has power:

(a)                                  to issue and allot fully or partly paid shares in the Company;

(b)                                 to issue debentures of the Company;

(c)                                  to distribute any of the property of the Company among the members, in kind or otherwise;

(d)                                 to give security by charging uncalled capital;

(e)                                  to grant a floating charge on property of the Company;

(f)                                    to procure the Company to be registered or recognised as a body corporate in any place outside the State; and

(g)                                 to do any other act that it is authorised to do by any other law.

3.                                       The liability of the members is limited.

4.                                       The share capital with which the Company proposed to be registered is One Hundred Thousand dollars ($100,000.00) divided into One Hundred Thousand (100,000) shares of One dollar ($1.00) each with power to increase or reduce the capital and to divide the shares in the original or increased capital for the time being into several classes for the time being with such deferred qualified or special rights privileges or conditions with reference to preferential guaranteed fixed fluctuating redeemable or to other dividend or interest or with such priority in the distribution of assets or otherwise as shall from time to time be determined by the Company.

5.                                       The full names, addresses and occupations of the subscribers to this Memorandum of Association are as follows:

PETER DEAN 37 Jones Road Tyabb 3913 Consultant	and	BRENDA DEAN 37 Jones Road Tyabb 3913 Consultant

We, the several persons whose names are subscribed hereto are desirous of being formed into a Company in pursuance of the Memorandum of Association and respectively agree to take the number of Shares in the capital of the Company set out opposite our respective names.

PETER DEAN 37 Jones Road Tyabb 3913 (Consultant)	One Share	VALERIE JUNE GREGORY 427 Frankston-Flinders Road Tyabb 3913 (Secretary)

BRENDA DEAN 37 Jones Road Tyabb 3913 (Consultant)	One Share

Dated 6th March 1989

COMPANIES (VICTORIA) CODE
A COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
DUXTECH PROPRIETARY LIMITED

PRELIMINARY

1.                                       (1)                                  THE regulations contained in Table A in Schedule 3 to the Code shall not apply to this Company.

(2)                                  In these Articles unless there is something in the subject or context inconsistent therewith;

“A Class Director” means, at any time, the Director then appointed by the A Class Shareholders pursuant to Article 81.

“A Class Shareholders” means, at any time, the persons then holding between them all of the issued A Class shares and “A Class Shareholder” means any one of them.

“Articles” means these Articles of Association and all supplementary substituted or amending Articles for the time being in force.

“Associated Party” means any person that is associated with the person concerned within the meaning of Section 9 of the Code and any person that controls is controlled by or is under common control with the person concerned and in the case of a natural person includes any relative of the person (as defined in Section 6 of the Income Tax Assessment Act 1936) and any company that is owned or controlled by the person or any of his relatives.

“B Class Director” means, at any time, the Director then appointed by the B Class shareholders pursuant to Article 81.

“B Class Shareholders” means, at any time, the persons then holding between them all of the issued B Class shares and “B Class Shareholder” means any one of them.

“Board” means the board of Directors of the Company,

“Business Day” means a full day (not being a Saturday, Sunday or public holiday) on which trading banks are open for business in Melbourne.

“Call” includes instalments of a call and any premium payable on a share.

“C Class Director” means at any tine the director then appointed by the C Class shareholders pursuant to Article 81.

“C Class Shareholders” means at any time the persons then holding between them all of the issued C Class shares and “C Class Shareholder” means any one of them.

“Chairman” means, at any time, the person who is then the chairman of the Board.

“Code” means the Companies (Victoria) Code or any Statutory modification amendment replacement or re-enactment thereof for the time being in force (whether State or Federal) and any reference to any provision thereof is to that provision as so modified amended replaced or re-enacted.

“Company” means DUXTECH PROPRIETARY LIMITED.

“Completion Date” means the 31st July, 1939 or such other thin as the shareholders may agree upon.

“Directors” means, at any time, all of the persons then appointed to the Board but shall not include associate directors, and “a Director” means any one of them.

“Dividend” includes interim dividend.

“dollars” means Australian dollars.

“Exit Date” means the earliest of:

(a)                                  the date by which the Company has sold or otherwise disposed of both its main gas equipment and arc welding businesses;

(b)                                 the date on which all the shareholders realise their investments in the Company;

(c)                                  the date on which the B Class shareholders and their permitted nominees cease to hold (directly or indirectly) any shares in the Company as a result of the sale (or sales) of their shares under Articles 40 or 41; and

(d)                                 the date which all shareholders determine to be the exit date for the purposes of these Articles.

“Managing Director” includes any acting Managing Director.

“Office” means the Registered Office for the time being of the Company.

“Official Seal” means a seal referred to in sub-section (10) of Section 80 of the Code.

“Paid up” includes credited as paid up.

“Permitted nominee” means:

(a)                                  in the case of a shareholder which is a corporation any other corporation that is related to the shareholder;

(b)                                 in the case of a shareholder who is a natural person, any relative of the shareholder (as defined in section 6 of the Income Tax Assessment Act, (1936), and any company that is owned or controlled by the shareholder or any of his relatives;

(c)                                  any other person designated as a permitted nominee by the Board in accordance with Article 95; or

(d)                                 any person holding shares of the same class.

“Prescribed Rate” means the long term bond rare prevailing at the date on which such rate is to be determined or, where no long term bond rate exists, a rate of twenty per certum (20%) per annum or in either case such lesser rate as the Directors may determine.

“Register” means the Register of shareholders to be kept pursuant to the Code.

“Release Date” means the 31st day of July, 1994, or such other date as all shareholders may agree upon.

“Representative” means the person authorised in accordance with paragraph (a) of sub-section (3) of Section 244 of the Code to act as representative of a body corporate holding shares in the Company.

“Seal” means the common seal of the Company.

“Secretary” includes the assistant or acting Secretary and any substitute for the time being for the Secretary.

“Shares” means all of the issued shares of the Company (irrespective of class), and “share” means any one of them;

“Share Seal” means the seal referred to in section 181 of the Code.

“Writing” and “written” shall include printing lithography photography typewriting and any other mode of representing or reproducing words in a visible form.

“A Class shares” means A Class shares of $1.00 each in the capital of the Company.

“B Class shares” means B Class shares of $100 each in the capital of the Company.

“C Class shares” means C Class shares of $1.00 each in the capital of the Company.

“Shareholder” means any person who holds any shares in the Company.

(3)                                  Words importing persons shall include companies and corporations and vice versa.  Words importing the masculine gender only shall include the feminine gender and vice versa.  Words importing the singular number only shall include the plural number and vice versa.

(4)                                  Unless the contrary intention appears, an expression used in a particular Part or Division of the Code that is given a special meaning by that Part or Division, shall have in any of these Articles which deal with a matter dealt with by that Part or Division, the same meaning,

(5)                                  An offer made to several persons to purchase shares shall be taken to be made “in proportions equivalent to their proportional shareholdings in the Company” if those persons are offered, in each case (as nearly as the circumstances allow), the proportion of all of the shares then on offer that the sum of the nominal values of the shares that they then hold bears to the sum of the nominal values of all of the shares then held by all of the persons to whom the offer is made.  Options held by any person shall not be included in the calculation of the sum of the nominal values of the shares held by that person unless otherwise expressly stated in the context in which the phrase “in proportions equivalent me their proportional shareholding in the Company” is used.  Any other reference in these Articles to a matter or thing being (or being done) in proportions equivalent to any person’s proportional shareholding in the Company (or his holding of shares of a particular class) shall be construed mutatis mutandis.

SHARES AND CAPITAL

2.                                       SUBJECT:

(a)                                  to any provision in that behalf of the Memorandum of Association and of these Articles;

(b)                                 to the provisions of the Code;

(c)                                  to any conditions contained in a resolution to increase the nominal capital of the Company by virtue of which further capital is available for issue; and

(d)                                 to any special rights previously conferred on the holders of any shares or class of shares;

shares in the Company shall be under the control of and may be issued by the Directors and any shares may be issued to such persons at such times on such terms and conditions and with such preferred deferred qualified guaranteed or other special rights privileges conditions restrictions or limitations whether in regard to dividend return of share capital distribution of assets or otherwise as the Directors may from time to time determine with full power for the Directors to issue shares classified or designated in such manner as the Directors think fit and to issue shares either at par or at a premium and to give any person whether already a shareholder or not the call of or option over any shares either at par or at a premium and for such period or periods and for such consideration as the Directors may think fit.

3.                                       SUBJECT to Article 4, no shares or options or rights over unissued shares, save (for such shares and options as the Company has at the date of adoption of these Articles agreed to issue or grant, shall be issued or granted prior to the Exit Date.

4.                                       THE Board shall be entitled to issue further shares or options or rights over unissued shares of any class or classes where:

(1)                                  (a)                                  the issue is offered to all shareholders in proportions equivalent to their proportional shareholdings in the Company (including in the case of the A class shareholders any options then held by them) and is made to raise (or in connection with the raising of) funds for the purpose of:

(i)                                     maintaining the solvency of the Company or any of its subsidiaries (and the amount required for this purpose shall be determined by the auditors of the Company), or

(ii)                                  satisfying any bona fide and (in the then circumstances) reasonable requirement of the bankers or other financiers of the Company or any of its subsidiaries,

and it would nor be commercially prudent to raise funds for that purpose by any other means; or

(b)                                 the issue is made under an employee share or option scheme that has been approved by the Board in accordance with Article 96(6);

(c)                                  a majority of each of the A class shareholders, the B class shareholders and the C class shareholders agree to the proposed further issue.

(2)                                  Where the Board decides to issue shares, or options or rights over unissued shares, in accordance with this Article 4, the Board shall specify;

(i)                                     the class of the shares issued, or over which the options or rights are issued;

(ii)                                  the rights which attach to those shares; and

(iii)                               the consequential amendments (if any) to be made to these Articles.

(3)                                  Where the Board decides to issue shares or options or rights over unissued shares in accordance with this Article 4, then the shareholders shall do all such things, and execute all such instruments, as the Board may consider necessary or desirable to give effect to its decision.

(4)                                  The Company may issue convertible notes on or after the Completion Date, such notes being convertible into B class shares.  The shareholders shall procure that such shares are issued if the conversion rights are exercised and that all necessary action will be taken to ensure that the shareholding of the A class shareholders (including any options then held by them) as at the Completion Date will not be diluted as a result of such issue.

5.                                       (1)                                  ON adoption of these Articles the authorised share capital of the Company is $50,000,000 divided into 50,000,000 shares of $1.00 each.

(2)                                  The A Class shares, B Class shares and C Class shares shall rank pari passu in all respects except only as expressly provided in these Articles or in the terms of their issue.

6.                                       IF by the conditions of allotment of any share the whole or part of the amount or issue price thereof (including any premium) is payable by installments every such installment shall when due be pay able to the Company by the person who for the time being and from time to time is the registered holder of the share or his legal personal representative.

7.                                       EXCEPT as required by law the Company shall not be bound to recognise any person as holding any share upon any trust and the Company shall not be obliged or compelled to recognise (whether or not it has notice of the interest or rights concerned) any trust equitable contingent future or partial interest in any share in any interest or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

8.                                       THE Company may at any time pay a commission to any person for subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares debentures or debenture stock of the Company or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares debentures or debenture stock of the Company and so that:

(a)                                  the statutory conditions and requirements for the time being in force shall be observed and complied with;

(b)                                 the commission shall not exceed ten per centum of the price at which the shares debentures or debenture stock are issued;

(c)                                  the commission may be paid either in cash or in fully paid shares debentures or debenture stock of the Company of any class taken at par or in such other manner as the Directors may determine;

(d)                                 the Company may grant to any person so subscribing or agreeing to subscribe or procuring or agreeing to procure subscriptions an option to require the Company to allot to himself or his nominee any further shares of the Company at not less than par; and

(e)                                  the powers conferred by this Article upon the Company may be exercised on its behalf by the Directors.

The Company may in addition to or in lieu of commission pay such brokerage as is permitted by law.

9.                                       THE Directors may in their discretion accept a surrender of shares by way of compromise of any question as to whether or not the same have been validly issued or in any other case where a surrender is within the powers of the Company.  Any shares so surrendered may be sold or re-issued in the same manner as forfeited shares.

CERTIFICATES

10.                                 THE certificates of title to shares shall be issued under the Seal or Share Seal in such form (subject in the provisions of the Code) as the Directors may from time to time prescribe.  In the case of shares on a branch register outside the State or Territory of incorporation certificates may be issued under an Official Seal in the form and manner from time to time prescribed by the Directors.

11.                                 (1)                                  EVERY shareholder shall be entitled free of charge to one certificate for all the shares registered in his name or to several certificates in reasonable denominations each for a part of such shares provided that in the case of joint holders the Company shall not be bound to issue certificates to all of such joint holders and the delivery of a certificate for a share to one of several joint holders shall be a sufficient delivery to all of such holders.

(2)                                  The directors shall not be bound to inquire into the title of any person producing a share certificate and such production shall be sufficient evidence of the title thereto of the person holding the same.

12.                                 IF any certificate is worn out or defaced then upon production thereof to the Board it may order the same to be cancelled and may issue upon payment of such fees as may from time to time be determined by the Directors (not exceeding the maximum fee permitted by the Code) a new certificate in lieu thereof and if any certificate is lost or destroyed then subject to the provisions of the Code a duplicate certificate in lieu thereof shall upon payment of a fee not exceeding fifty cents be issued to the party entitled to such lost or destroyed certificates.

CALLS

13.                                 SUBJECT to any special rights previously conferred on the holders of any shares or class of shares, the Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payment.

14.                                 THE Directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at or after fixed or defined times or after a period defined by reference to specified events and each shareholder shall (subject to receiving at least fourteen days notice or such lesser period of notice as provided by any special conditions affecting the relevant shares specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares.  A resolution to make a call shall require the affirmative vote of a majority of Directors, including all the A, B and C class Directors.

15.                                 A call shall be deemed to have been made at the time when a resolution of the Directors authorising the call was passed and may be required to be paid by installments.

16.                                 THE joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

17.                                 IF a sum called in respect of a share is not paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of the actual payment at the Prescribed Rate of interest but the Directors may waive payment of such interest wholly or in part.

18.                                 ANY sum which by the terms of issue of a share becomes payable on allotment or at or after any fixed date or defined time or after a period defined by reference to specified events whether on account of the nominal value of the share or by way of premium shall for the purposes of these Articles be deemed to be a call made and payable on the date on which by the terms of issue the same becomes payable and in the case of non- payment all the relevant provisions of these Articles as to Payment of interest and expenses forfeiture or otherwise shall apply as if the sum had become payable by virtue of a call made and notified.

19.                                 (1)                                  THE Directors may if they think fit receive from any shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced (until the same would but for such advance become payable) pay interest at such rate as may be agreed upon between the shareholder paying such sum in advance and the Directors.

(2)                                  Capital paid on shares in advance of calls shall not confer the right to participate in profits.

(3)                                  Notwithstanding anything to the contrary in these Articles, a call may be revoked or postponed as the Directors may determine.

20.                                 NO shareholder shall be entitled to receive any dividend or to be present or to vote on any question whether personally by proxy or by Representative at any general meeting or upon a poll or to be reckoned in a quorum whilst any call or other sum is due and payable to the Company in respect of any of the shares held by him whether alone or jointly with any other person.

FORFEITURE

21.                                 IF a shareholder fails to pay any call on or before the day appointed for the payment thereof the Directors may at any time thereafter during such time as the call remains unpaid serve a notice on such shareholder requiring him to pay the same together with any interest that may have accrued thereon in accordance with Article 15 and all expenses that may have been incurred by the Company by reason of such non-payment.

22.                                 SUCH notice shall name a day (not earlier than the expiration of the period referred to in Article 21 for such notice) on or before which the payment required by the notice is to be made and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

23.                                 IF the requirements of such notice are not complied with any shares in respect of which such notice has been given may at any time thereafter but before the payment required by the notice has been made be forfeited by a resolution of the Directors to that effect.  Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

24.                                 WHEN any share shall have been forfeited notice of the forfeiture shall be given to the shareholder in whose name it stood immediately prior to the forfeiture and an entry of the forfeiture with the date thereof shall forthwith be made in the Register.

25.                                 A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares but shall remain liable to pay the Company all money which at the date of forfeiture was payable by him to the Company in respect of the shares together with interest at the Prescribed Rate of interest from the date of forfeiture until payment of the money for the time being unpaid.  The Directors may waive the payment of such interest or any part thereof if they think fit but shall not be under any obligation to do so.  The Directors may at any time before any forfeited share shall have been sold or otherwise disposed of annul the forfeiture thereof upon such conditions as they think fit.

26.                                 A forfeited share may subject always to Articles 41 and 42 be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before such a sale or disposition the forfeiture may he cancelled on such terms as the Directors may think fit.

27.                                 A statement in writing declaring that the person making the statement is a Director or the Secretary of the Company and that a share in the Company has been forfeited in accordance with the Articles on a date stated in the statement shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

28.                                 THE Company may receive the consideration (if any) given for a forfeited share on any sale or disposition thereof and may execute or authorise some person to execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture sale or disposal of the share.  In the event of any such sale any residue remaining after satisfaction of the moneys due and unpaid in respect of the share and accrued interest and expenses shall be paid to the forfeiting person his executors administrators representatives or assigns.

LIEN

29.                                 THE Company shall have a first and paramount lien on every share registered in the name of a shareholder (whether solely or jointly with others) and upon the proceeds of sale thereof for all money (whether presently payable or not) called or payable in respect of that share or payable by the shareholder or his estate to the Company and also for any sum which the Company shall pay or be called upon to pay pursuant to the laws of any state country territory or place or otherwise in respect of the shares or other interest in the Company held by any shareholder or deceased shareholder whether the time for payment thereof shall have arrived or not.  The Company’s lien on a share shall extend to all dividends payable thereon.

30.                                 THE Directors may sell in such manner as the Directors think fit any shares on which the Company has a lien but no sale shall be made until the period referred to in Article 21 for such notice has expired after notice in writing stating and demanding payment of the amount in respect of which the lien exists has been given to the registered holder of the shares or the person entitled thereto by reason of his death liquidation bankruptcy or lunacy.

31.                                 TO give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof.  The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

32.                                 THE proceeds of the sale shall be received by the Company and applied in or towards payment of the amount in respect of which the lien exists and accrued interest and expenses and the residue (if any) shall be paid to the person entitled to the shares immediately prior to the sale.

TAXATION LIEN

33.                                 WHENEVER in respect of or in connection with any shares registered in the name of a shareholder (whether solely or jointly with others) or with any dividends or bonus thereon and whether in consequence of his death or for any reason any law for the time being of the Commonwealth of Australia or of any Australian State or Territory or of any other country or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payments to any Government or taxing authority:

(a)                                  the Company shall in respect of any such liability be fully indemnified by the shareholder or his legal personal representatives wheresoever constituted or situated;

(b)                                 any moneys paid by the Company in respect of any such liability imposed or purported to be imposed on the Company may be recovered by action from the shareholder or his legal personal representatives as a debt due by him or his estate to the Company with interest at the Prescribed Rate from the date when the moneys were paid until repayment;

(c)                                  any such moneys and interest may be deducted by the Company from any dividend or other moneys payable by it to the shareholder or his legal personal representatives;

(d)                                 the provisions of Articles 27 to 30 of these Articles with respect to the Company’s lien for debts of a shareholder and the Company’s power of sale to enforce any such lien shall apply with respect to moneys paid by the Company in respect of any liability to which this Article relates;

(e)                                  nothing herein contained shall prejudice or affect any right or remedy which in respect of any such payment by the Company any such law may confer or purport to confer upon the Company; and

(f)                                    it is hereby expressly declared that as between the Company and the shareholder or his estate and his legal personal representative; any such right or remedy shall be enforceable by the Company and every shareholder of the Company as between himself and the Company shall hereby be deemed to agree and bind his legal personal representatives and estate to submit to the legislative power and jurisdiction of the Commonwealth of Australia or of any Australian State or Territory or of any country or place imposing or purporting to impose such liability upon the Company.

TRANSFER OP SHARES

34.                                 THE instrument of transfer of any shares in the Company shall be signed both by the transferor and transferee and duly stamped (if necessary) and the transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the Register in respect thereof.

35.                                 THE instrument of transfer of any shares shall be in writing in the usual or common form or in such other form as the Directors may from time to time prescribe or in particular cases accept.

36.                                 (1)                                  EVERY instrument of transfer shall be left at the Office (or at such other place as the Directors may from time to time prescribe or accept) (for registration accompanied by the certificate for the shares to be transferred and such other evidence as the Directors may require to prove the title of the transferor or his right to transfer the shares.  The Directors may waive the production of any share certificate upon evidence satisfactory to them of its loss or destruction.

(2)                                  If any shareholder shall execute or propose to execute any instrument or do or propose to do any act by or through an attorney he shall produce or cause to be produced to the Company for noting the instrument appointing such attorney and shall pay such fee as the Directors may prescribe for such noting and shall (if required) file with the Company a certified copy of such last mentioned instrument which shall be retained by the Company.  The Directors may on the first production of such instrument of attorney and from time to time subsequently require such evidence as they may think fit that the same is effective and continues to be in force.

(3)                                  All instruments of transfer which shall be registered shall be retained by the Company but any instrument of transfer which the Directors may decline to register shall (except in case of fraud) be returned on demand to the person depositing the same.

37.                                 SUBJECT to the provisions of the Code the registration or transfers may be suspended and the Register closed at such times and for such periods as the Directors think fit not exceeding in the whole thirty days in each year.

38.                                 SUBJECT always to compliance with the requirements of Section 185 of the Code and subject to these Articles, the Directors may in their absolute discretion without assigning any reason therefor decline to register any transfer of shares to a person of whom they do not approve.

39.                                 SUBJECT to any special rights previously conferred on the holders of any shares or class of shares, any shareholder proposing to transfer its shares may do so only in accordance with Articles 40 to 42 (inclusive).

40.                                 (1)                                  NO shareholder shall until the Release Date be entitled to sell, mortgage, charge or otherwise deal with any of its shares or options over shares save to the extent that:

(a)                                  any A class shareholder being an employee of the Company ceases for any reason to be an employee of the Company, or where the A class shareholder is an Associated Party of an employee of the Company (“the associated employee”), the associated employee ceases for any reason to be an employee of the Company, in which event the A class shareholder concerned (or any Permitted Nominee who has acquired any of his shares) shall, upon the direction of the Board, offer all his shares (and options over shares) in such proportions as the Board determines:

(i)                                     to the remaining A class shareholders in proportions equivalent to their proportional shareholdings of A class shares in the Company (including any options then held by them); and

(ii)                                  to the replacement of the employee or the associated employee (as the case may be with the Company.

at a price

(i)                                     which in the period of two (2) years immediately succeeding the Completion Date, shall be the lower of “market value” (as hereinafter defined) and the price paid by the A class shareholder for his shares; and

(ii)                                  which after the two (2) year period referred to in (i) above shall be;

(A)                              where the A class shareholder or associated employee concerned voluntarily left the employ of the Company (otherwise than in accordance with paragraph (B)), such amount as is determined by the Board being not less than the price paid by the A class shareholder concerned and not greater than the market value (as hereinafter defined); or

(B)                                where the A class shareholder or associated employee concerned was dismissed from his employment or became incapable of performing his duties as a result of illness or accident or death or resigned his employment as a result of reasons beyond his reasonable control, the market value (as hereinafter defined) and at all times in accordance with the provisions of Article 40(6).

(b)                                 the prior written approval of at least the majority of all shareholders (together with the approval of the majority of all A, B and C class shareholders) is obtained, subject at all times to the pre-emptive rights set out in Article 41.

(c)                                  in the event that the C class shareholders are in the opinion of the Company’s auditors (after conferring with the auditors of the C class shareholders) unable to meet their financial obligations as and when they fall due, the C class shareholders (jointly) may transfer their C class shares (in whole but not in part) BUT SUBJECT at all times to:

(i)                                     the C class shareholders first offering their shares to the other shareholders in accordance with the pre-emptive rights contained in Article 41; and

(ii)                                the piggyback options contained in Article 42(3) should the A and B class shareholders so elect in accordance with Article 40(7)

to a third party which has previously been approved by the A and B class directors which approval shall not be unreasonably withheld.

(d)                                 Any sale by the C class shareholders under Article 40(l)(c) shall be at a price:

(i)                                     which in the period of two (2) years immediately succeeding Completion, shall be the lower of “market value” (as hereinafter defined) and the price paid by the C class shareholder for its shares; and

(ii)                                  which after the two (2) year period referred to in (i) above shall be the market value (as hereinafter defined).

(2)                                  Notwithstanding Article40(1) a shareholder shall be entitled bona fide to mortgage or encumber its shares at any time PROVIDED THAT the mortgagee or provider of credit is first approved of in writing by the Board in accordance with Article 96(8).

(3)                                  It shall be a condition of any security given by a shareholder over his shares under Article 40(2) that if at any time the person holding the security or any other person holding that security through that security holder (“the security holder”) becomes entitled to be registered as the holder of such shares (whether through enforcement of his security or otherwise) then,

(a)                                  unless Paragraph (b) below applies, the security holder shall, as soon as he becomes aware of his entitlement, offer to sell those shares in accordance with Article 41 (mutatis mutandis) as if he was the shareholder and wished to sell those shares at a price:

(i)                                     which in the period of two (2) years immediately succeeding Completion, shall be the lower of “market value” (as hereinafter defined) and the price paid by the shareholder for its shares; and

(ii)                                  which after the two (2) year period referred to in Paragraph (ii) above shall be the market value (as hereinafter defined).

(b)                                 if, on or before the date on which the security holder becomes aware of his entitlement, the shareholder giving the security becomes obliged under Article 42(2) to transfer his shares, then the security holder shall be obliged notwithstanding his entitlement, to sell (or to permit the shareholder to sell) the shares that are subject to the security in accordance with Article 42(2).

(c)                                  any sale by a security holder of the C class shares to a third party in accordance with Article 41 shall be subject to Article 40(7).

(4)                                  For the purposes of this Article 40, the “market value” of the relevant shares shall be determined:

(i)                                     by agreement between the shareholder or the security holder as the case may be, and the person to whom the shares are offered in accordance with this Article 40, or

(ii)                                  failing agreement within 14 days after the date that the shareholder or the security holder’s offer to sell the shares was received by that person by the auditors of the Company (acting as experts and not as arbitrators).  The auditors shall in determining the “market value” of the relevant shares take into consideration the proportion such shares comprise to the total shareholding in the Company.  The costs of such determination shall be borne equally by the shareholder and the person to whom the shares are offered in accordance with this Article 40.

(5)                                  The restrictions on selling and other dealings with shares set out in this Article 40 shall not apply to a transfer of any shares or options over shares:

(a)                                  made by a shareholder to any of its Permitted Nominees; or

(b)                                 made by a Permitted Nominee of a shareholder to that shareholder or to another Permitted Nominee of that shareholder; or

(c)                                  made by any B Class shareholder (or its Permitted Nominee) to any other B Class shareholder (or its Permitted Nominee); or

(d)                                 made in connection with the realising of all of the shareholders’ investment in the Company; or

(e)                                  in the case of shares issued upon the conversion of convertible notes issued in accordance with Article 4(4), to any unitholder in any trust on whose behalf those shares are held.

(6)                                  (a)                                  For the purposes of Article 40(1) in the event that all the A Class Shareholders do not take up all or any part of the shares or options on offer, then the remaining A Class shares and options still on offer shall be offered to the other A Class Shareholders who have accepted their full entitlements of A Class shares in accordance with the procedure set out in Article 4l(3), mutatis mutandis.

(b)                                 If any of the A Class Shares (or options over shares) remain unsold after the procedure set out in Article 40(6)(a) has been followed, then the remaining A Class shares (or options over shares) still on offer shall continue to be held by the particular A Class Shareholder who is no longer an employee of the Company.

(7)                                  (a)                                  Provided that both the A and B Class Shareholders shall agree, the A and B Class Shareholders jointly or severally have the right to require the C Class Shareholders to cause any third pasty to which the C Class Shareholders propose to transfer their shares pursuant to Article 40(l)(c) to purchase all the shares of the A and B Class Shareholders at the piggyback price (as hereinafter defined).  The A and B Class Shareholders may only exercise this right within 14 days after each has received a sale notice pursuant to Article 41(1).

If the C Class Shareholders are unable to cause the third party or its nominee to buy all the shares of the A and B Class Shareholders at the piggyback price (or at a greater price) then the C Class Shareholders shall not be entitled to sell or otherwise transfer any of its shares to the third party.

(b)                                 Notwithstanding and in addition to the provisions of Article 40(7)(a) above, if the C Class Shareholders transfer their shares pursuant to Article 40(1)(c) then the A and B Class Shareholders (jointly by agreement) shall be entitled within three months of the said transfer of the C Class shares being completed, to transfer their shares to any third party subject always always to the pre-emptive rights set out in Article 41.

41.                                 GENERAL PRE-EMPTIVE RIGHTS

(1)                                  If after the Release Date a shareholder (the “selling shareholder”) wishes to transfer all or any of his shares and the proposed transfer is not otherwise permitted under

Article 40, then he may do so only by giving notice (the “sale notice”) to the secretary of the Company who shall immediately despatch a copy of the sale notice to the other shareholders (the “non-selling shareholders”) setting out particulars of the shares to be transferred (the “sale shares”) and the price per share and other terms of sale for which and the name and address of the person (if any) to whom the selling shareholder wishes to transfer the sale shares and by complying with the procedure and other requirements set out in this Article 41.

(2)                                  The sale notice shall be deemed to constitute an option granted severally to each of the non-selling shareholders, exercisable severally within 14 days of receiving the sale notice, to purchase the sale shares for the price and on the other terms of sale specified in the sale notice in proportions equivalent to their proportional shareholdings in the Company.

(3)                                  (a)                                  A non-selling shareholder may exercise the option referred to in Article 41(2) by giving notice to that effect to the secretary of the Company who shall immediately despatch a copy of the notice to the selling shareholder.

(b)                                 Completion of the purchase of the non-selling shareholder’s proportion of the sale shares shall take place on the date that is 14 days after the date of exercise of the option.

(4)                                  (a)                                  Where:

(1)                                  a non-selling shareholder does not take up all or any pair of the proportion of the sale shares over which he has an option under Article 41(2), or

(2)                                  having taken up all or a part of the sale shares over which he has an option under Article 41(2), a non-selling shareholder fails to complete the purchase in accordance with Article 41(3), the secretary of the Company shall offer those outstanding sale shares to the other non-selling shareholders on the terms specified in the sale notice as soon as reasonably practicable after the expiration of the 14 day period referred to in Article 41(2) or after a non-selling shareholder fails to complete a purchase in accordance with Article 41(3).

(b)                                 That offer shall constitute an option granted to the other non-selling shareholders to acquire the outstanding sale shares in such proportions as they agree upon (as evidenced by a joint notice to the secretary within 7 days of the date of the secretary’s offer), or (in the absence of any such agreement) then in proportions equivalent to their proportional shareholdings in the Company PROVIDED THAT any of the other non-selling shareholders may signify by notice to the secretary that theyare willing to purchase all of the outstanding sale shares or more of them than they would otherwise be entitled to purchase and in the event that there have not been exercised options to purchase all the outstanding sale shares pursuant to the foregoing provisions of this Article such non-selling shareholders who are willing to purchase such additional shares shall be deemed to have exercised the options according to their proportional shareholdings in the Company.

(c)                                  Each of the other non-selling shareholders shall be entitled to exercise that option severally in relation to his proportion of the outstanding sale shares within 14 days of the date of the secretary’s offer.

(d)                                 Completion of the purchase of that non-selling shareholder’s proportion of the outstanding sale shares shall take place on the date that is 14 days after the date of exercise.

(5)                                  All shares acquired by a shareholder under either Article 41(3) or Article 41(4) shall be deemed to have been reclassified, immediately before that shareholder was registered as the holder of those shares, as shares of the same class as the shares already held by that shareholder.

(6)                                  (a)                                  If any of the sale shares remain unsold after the procedure set out in Article 41(1) to (5) has been followed then the selling shareholder may transfer those unsold sale shares to the person particulars of whom were set out in the sale notice for a price not less than the price particularised in the sale notice and on terms not more favourable than those particularised in the sale notice.

(b)                                 If no person was particularised in the sale notice, the selling shareholder shall not transfer the sale shares unless the selling shareholder has at least 21 days before the date of transfer given to the non-selling shareholders particulars (including the name and address) of the proposed transferee.

Upon the expiration of the 21 day period the selling shareholder may transfer the unsold sale shares to the person whose particulars were given to the non-selling shareholders for a price not less than the price particularised in the sale notice and on terms not more favourable than those particularised in the sale notice.

(c)                                  (i)                                     If the total shareholding of the B class shareholders falls below 18 percent of the issued capital of the Company, the rights of the B class shareholders under Article 81(2) to maintain or appoint a director to the Board and to nominate an associate director under Article 81(6) shall cease.

(ii)                                  If the total shareholding of the C class shareholders falls below 18 percent of the issued capital of the Company, the rights of the C class shareholders under Article 81(3) to maintain or appoint a director to the Board and to nominate an associate director under Article 81(6) shall cease.

(7)                                  A transfer under Article 41(6) may only be made within 60 days of the last day for exercise of an option referred to in this Article 41 or, if an option was exercised and the shareholder exercising the option failed to complete the purchase in accordance with this Article 41, within 60 days of the last day for completion of such a purchase, and not otherwise (“the third party sale period”).

(8)                                  A selling shareholder may give notice to the secretary of the Company in accordance with this Article 41 more than once.

(9)                                  Nothing in this Article 41 shall limit any of the rights and obligations of the parties generally under Article 40(5).  This Article 41 shall not apply to any transfers of shares that are at any time proposed to be made for the purpose of realising all the shareholders’ investments in the Company.

(10)                            Any options held by A class shareholders shall be included for the purpose of calculating their proportional shareholdings in the Company for the purposes of this Article 41.

SALE OF ALL SHARES IN THE COMPANY

42.                                 (1)                                  IF each of the A, B and C Class shareholders have not prior to the Release Date agreed upon a suitable and practical manner in which all of them may realise their investment in the Company, the shareholders shall each have the right on and from the day after the Release Date to exercise the option referred to in Article 42(2) (each of those parties being referred to in this Article as the “selling shareholder”).

(2)                                  (a)                                  Subject always to the various shareholders’ pre-emptive rights referred to in Article 41 if the selling shareholder is entitled to transfer some or all of its shares to a person not being a shareholder (and not being a Permitted Nominee nor an Associated Party) then it shall have the option (“the come along option”) to require all or any one or more of the other shareholders (as it sees fit) to transfer to the third party all (but not part of the shares held by such shareholder or shareholders (the “called shareholders”).

(b)                                 The selling shareholder may only exercise the come along option within 7 days after the date on which its entitlement to transfer the sale shares to the third party under these Articles arose (that 7 day period being called the “come along option period”).

(c)                                  The selling shareholder may only exercise the come along option by giving notice to that effect (the “come along notice”) to the called shareholders specifying that the called shareholder is required to transfer all of its shares pursuant to Article 42(2)(a) (the “called shares”).

(d)                                 The selling shareholder shall at the same time as it gives a come along notice to the called shareholders give a copy of the come along notice to all other shareholders.

(e)                                  A come along notice, once given, is irrevocable but both the notice and all obligations under the notice will lapse if for any reason the selling shareholder does not transfer the sale shares to the third party in accordance with these Articles.

(f)                                    The called shareholders shall only be obliged to sell the called shares at the price per share to be paid and otherwise on the same terms applicable to the purchase by the third patty to the selling shareholder in respect of the sale shares (the “come along price”).

(g)                                 Upon the exercise of the come along option in accordance with this Article 42 each of the called shareholders shall be bound to sell its called shares for the come along price and otherwise in accordance with this Article.

(h)                                 Completion of the sale of the called shares shall take place on the date specified for that purpose by the selling shareholders to the called shareholder except that:

(1)                                  the selling shareholder may not specify a date that is less than 14 days after the date of the come along notice, or which occurs outside the third party sale period, and

(2)                                  the date so specified by the selling shareholder shall be the same date as the date proposed for completion of the sale of the sale shares,

unless, in the case of the sale by any particular called shareholder, that called shareholder and the selling shareholder agree otherwise.

(3)                                  (a)                                  If any shareholder is entitled under these Articles to transfer some or all of its shares to a person not being a shareholder (and not being a Permitted Nominee nor an Associated Party) and does not exercise the come along option in accordance with Article 42(2) in respect of all the shares held by all the other shareholders, then each of the other shareholders (the “putting shareholders”) shall have the option (the “piggyback option”) to require the selling shareholder to cause that third party to purchase all of the putting shareholder’s shares.

(b)                                 A putting shareholder may only exercise the piggyback option within 7 days after the date on which the come along option period expired or within 7 days of receiving a copy of all piggyback notices given pursuant to Article 42(3)(c) or within 14 days of being given particulars of the proposed transferee pursuant to Article 41(6)(b) whichever last occurs.

(c)                                  A putting shareholder may only exercise the piggyback option by giving notice to that effect (the “piggyback notice”) to the selling shareholder specifying all the shares that the selling shareholder is required to cause to be purchased by the third party or its nominee (the “put shares”) and provided that each putting shareholder contemporaneously gives a copy of the piggyback notice to all other shareholders.

(d)                                 A piggyback notice, once given, is irrevocable but both the notice and all obligations under the notice will lapse if for any reason the selling shareholder does not transfer the sale shares to the third party in accordance with these Articles.

(e)                                  The purchase price for the put shares shall be the price per share to be paid by the third party to the selling shareholder in respect of the sale shares (the “put price”) and the terms and conditions upon which the put shares are sold shall be no more favourable, to the third party than the terms and conditions applicable to the sale by the selling shareholder.

(f)                                    Upon the exercise of the piggyback option in accordance with this Article 42, the selling shareholder shall be bound to take all reasonable steps to cause the put shares to be purchased by the third party or its nominee for the put price and otherwise in accordance with this Article.

(g)                                 If the selling shareholder is unable to cause the third party or its nominee to buy all of the put shares at the put price (or at a greater price) and otherwise in accordance with this Article and to complete that purchase in accordance with Article 42(3)(h), then the selling shareholder shall not be entitled to sell or otherwise transfer any of the sale shares to the third party.

(h)                                 Completion of the purchase by the third party of the sale shares and all of the put shares shall take place on the date that is specified for that purpose by the selling shareholder to the patting shareholders except that:

(1)                                  the selling shareholder may not specify a date that is less than 7 days after the date of the piggyback notice, or which occurs outside the third party sale period, and

(2)                                  the date so specified by the selling shareholder shall be the same date as the date proposed for completion of the sale of the sale shares,

unless, in the case of the sale by any particular putting shareholder, that putting shareholder and the selling shareholder agree otherwise.

(i)                                     This Article 42 shall cease to have effect on and from the day after the Exit Date.

(4)                                  (a)                                  If at any time before the Exit Date the selling shareholders give a sale notice under Article 41 without particularising any third party to whom they wish to transfer the sale shares, the selling shareholders may not subsequently transfer any of the sale shares to a third party under this Article 42 without giving a further notice of the proposed sale to the other shareholder which notice shall identify the third party to whom they wish to transfer the sale shares and shall otherwise contain the information set out in the sale notice.

(b)                                 For the purposes of this Article 42(4), the further notice shall be deemed to be a sale notice and the date of such notice shall be deemed to be the date on which the come along option period expired or (if the selling shareholder so chooses) that date on which the come along option period commences, and the selling shareholders and other shareholders’ rights and obligations under this Article 42 shall apply accordingly.

(5)                                  Nothing in this Article 42 shall limit any of the rights and obligations of the parties generally under Article 41.

TRANSMISSION OF SHARES

43.                                 IN the case of the death of a shareholder the survivor or survivors where the deceased was a joint holder and the legal personal representatives of the deceased where he was a sole holder shall be the only persons recognised by the Company as having any title to his interest in the shares.  The Directors may require such evidence of death as they think fit.  Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which has been jointly held by him with other persons.

44.                                 ANY person becoming entitled to shares in consequence of the death lunacy liquidation or bankruptcy of any shareholder shall upon such evidence being produced as may from time to time properly be required by the Directors elect either to be registered himself as holder of the shares or to have some person nominated by him registered as the transferee thereof.

45.                                 IF the person so becoming entitled elects to be registered himself he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.  If he elects to have another person registered he shall testify his election by executing to that person a transfer of the shares.  All the limitations restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death lunacy liquidation or bankruptcy of the shareholder had not occurred and the notice or transfer (as the case may be) was a sale notice signed by that shareholder.

46.                                 A person entitled to shares by transmission shall be entitled to receive and may give a discharge for dividends or other moneys payable in respect of the shares but except as otherwise provided by these Articles shall not be entitled to any of the rights or privileges of a shareholder unless and until he shall become registered in respect of the shares.

ALTERATION OF CAPITAL

47.                                 THE Company may at any time and from time to time by special resolution passed in general meeting increase its authorised share capital by the creation of new shares of such amount as is specified in the resolution.

48.                                 EXCEPT so far as otherwise provided by the conditions of issue or by these Articles any capital nosed by the creation of new shares shall be subject to the provisions herein contained with reference to the payment of calls transfer transmission forfeiture lien surrender and otherwise as if it had been part of the original capital.

49.                                 EXCEPT so far as otherwise provided by the conditions of issue or by these Articles any capital raised by the creation of new shares shall be subject to the provisions herein contained with reference to the payment of calls transfer transmission forfeiture lien surrender and otherwise as if it had been part of the original capital.

50.                                 SUBJECT to the Code the Company may from time to time by special resolution reduce its share capital any capital redemption reserve fund or any share premium account.

51.                                 THE Company may by resolution passed in general meeting:

(a)                                  consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(b)                                 subdivide its existing shares or any of them into shares of smaller amounts than is fixed by the Memorandum of Association subject nevertheless to the provisions of paragraph (d) of sub-section (1) of Section 121 of the Code:

(c)                                  cancel any shares which at the date of the passing of the resolution, have not been taken or agreed to be taken by any person or which have been forfeited and diminish, the amount of its share capital by the amount of the shares so cancelled;

(d)                                 subject to Article 53 convert any class of share into any other class of share.

INTEREST OUT OF CAPITAL

52.                                 THE Company may exercise the powers conferred by Section 133 of the Code subject to compliance with the provisions of that Section.

MODIFICATION OF RIGHTS

53.                                 (1)                                  SUBJECT to Section 125 of the Code whenever the capital by reason of the issue of preference shares or otherwise is divided into different classes of shares all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may whether or not the Company is being wound up be varied or abrogated with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class and all the provisions hereinafter contained as to general meetings shall apply mutatis mutandis to every such meeting except that the quorum at any such meeting shall be persons present holding or representing by party three-fifths of the issued shares of the class.

(2)                                  The rights conferred upon the holders of shares of a particular class shall unless otherwise expressly provided by the terms of issue of the shares of that class be deemed to be varied or abrogated by:

(a)                                  the creation or issue of further shares ranking ahead of or equally therewith or any shares of another class which are voting shares within the meaning of the Code unless all such further shares are issued and allotted pro rata to the holders of the issued shares of the relevant class;

(b)                                 the conversion or reclassification of the shares of that class into shares of some other class or classes; or

(c)                                  the conversion or reclassification of issued shares of any other class into shares of the relevant class.

GENERAL MEETINGS

54.                                 GENERAL meetings shall be held at such times and places as may be determined by the Directors or if no time or place is so determined, in accordance with the provisions of the Code.

55.                                 AN annual general meeting of the Company shall be held in accordance with Section 240 of the Code.

56.                                 THE Directors may whenever they think fit and shall upon a requisition made in accordance with Section 241 of the Code convene a general meeting of the Company.

57.                                 SUBJECT to the provisions of the Code relating to special resolutions and agreements for shorter notice fourteen days’ notice at least (exclusive of both the day on which the notice is served or deemed to be served and the day for which notice is given) specifying the place day and hour of meeting and in the case of special business the general nature of such business shall be given to such persons as are entitled to receive such notices from the Company.

58.                                 THE omission to give notice of a meeting to any person entitled to receive notice shall invalidate the proceedings at the meeting unless such person is present at the meeting in person or by proxy or Representative but the non-receipt of such notice by any person entitled to receive notice shall not invalidate the proceedings.

59.                                 ALL business shall be special that is transacted:

(a)                                  at a general meeting not being an annual general meeting; or

(b)                                 at an annual general meeting save for the declaration of a dividend the consideration of the accounts balance sheets and the report of the Directors and Auditors.

60.                                 (1)                                  ANY resolution of the Company passed without any general meeting and evidenced by writing (whether in one document or in several documents in like form) under the hand of each shareholder of the Company personally or by proxy or by Representative shall be as valid and effectual as a resolution duly passed at a general meeting of the Company provided that nothing contained in this Article shall permit the passing in the manner herein contained of a resolution required by the Code to be passed at a general meeting of the Company.

(2)                                  General meetings of the Company may (subject to the Code) if the Directors determine be conducted by radio telephone closed circuit television or other electronic means of audio or audio-visual communication and a resolution passed by such a meeting shall notwithstanding that the shareholders are not present together in one place at the time of the meeting be deemed to have been passed at a meeting of the shareholders, held on the day at which and at the time at which the meeting was held provided that -

(a)                                  all the shareholders for the time being entitled to receive notice of a meeting of the shareholders shall receive notice of the meeting and shall have or may reasonably obtain access to the means by which the meeting is to take place;

(b)                                 each of the shareholders taking part in the meeting shall be able to hear each of the other shareholders taking part in the meeting;

(c)                                  each of the shareholders at the commencement of the meeting shall acknowledge its presence for the purpose of a meeting of the shareholders to all the other shareholders taking part;

(d)                                 No shareholder may leave the meeting by disconnecting its means of communication unless it has previously obtained the express consent of the Chairman of the meeting and a shareholder shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the meeting by telephone or other means of communication unless it has previously obtained the express consent of the Chairman to leave the meeting.

PROCEEDINGS AT MEETINGS

61.                                 THREE shareholders including at least one A class shareholder, one B class shareholder and one C class shareholder present in person or by proxy or by Representative and entitled to vote shall be a quorum for all general meetings.

62.                                 IF within half an hour from the time appointed for the meeting a quorum is not present the meeting if convened upon the requisition of shareholders shall be dissolved but in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day time and place as the Directors may determine and if at such adjourned meeting quorum is not present within half an hour from the time appointed for the meeting then the meeting shall be dissolved.

63.                                 THE Chairman shall have the right to act as Chairman of every general meeting.  If the Chairman is not present within half an hour of the time appointed for holding the meeting, or if there is no such Chairman or if he is unwilling to act as Chairman of the meeting, the shareholders present at the meeting shall choose another Director to act as Chairman of the meeting and if no Director be present or if all the Directors present decline to take the chair the shareholders present shall choose one of their number to be Chairman.

64.                                 THE Chairman of a general meeting may with the consent of any meeting at which a quorum is present (and shall if directed by the meeting) adjourn the same from time to time and place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

65.                                 WHEN a meeting is adjourned for thirty days or more notice of the adjourned meeting shall be given as in the case of an original meeting.  Save as aforesaid a shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

66.                                 UNLESS otherwise provided in these Articles, at any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman or (other than on the election of the Chairman of a meeting or the adjournment of a meeting) by:

(i)                                     not less than 2 shareholders having the right to vote at the meeting;

(ii)                                  by a shareholder or shareholders who are together entitled to not less than 10% of the total voting rights of all the shareholders having the right to vote at the meeting; or

(iii)                               by a shareholder or shareholders holding shares in the Company conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid upon all the shares conferring that right.

67.                                 UNLESS a poll is demanded as aforesaid a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously or carried by a particular majority or lost or not carried by a particular majority and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

68.                                 IF a poll is duly demanded it shall be taken in such manner and at such time and place as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded provided that a poll demanded on the election of a Chairman of a meeting or on any question of adjournment shall be taken at the meeting and without adjournment.

69.                                 THE demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.  The demand for a poll may be withdrawn.  In the case of a dispute as to the admission or rejection of a vote on a show of hands or on a poll the Chairman shall determine the same and such determination made in good faith shall be final and conclusive.

VOTES OF SHAREHOLDERS

70.                                 (1)                                  SUBJECT to Article 20 and to any rights or restrictions for the time being attached to any class or classes of shares every shareholder present in person or by proxy or Representative shall on a show of hands have one vote and on a poll every shareholder who is present in person or by proxy or Representative shall have one vote for every share held by him.

(2)                                  The Chairman of a meeting may require any person acting as a proxy or Representative to establish to the reasonable satisfaction of the Chairman that he is the person nominated as proxy (in the form of proxy lodged under these Articles) or appointed as Representative and as to the due and proper execution thereof and failing compliance therewith such person may be excluded from voting either upon a show of hands or upon a poll.

(3)                                  In the case of an equality of votes whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands is taken or at which the poll is demanded shall not have a casting vote.

71.                                 IN the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy or by Representative shall be accepted to the exclusion of the votes of the other joint holders and for this purpose the senior shall be deemed to be the holder whose name appears first on the Register.

72.                                 A shareholder of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental health may vote whether on a show of hands or on a poll by his committee or by such other person as properly has the management of his estate or by the Public Trustee (as the case may be) and any such committee other person or trustee may vote by proxy or Representative

PROXIES

73.                                 THE instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or if the appointor is a body corporate either under seal or under the hand of an officer or attorney duly authorised.  A proxy need not be a shareholder of the Company.

74.                                 THE instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or executed or a notarially certified copy of that power or authority (or a copy certified in some other manner acceptable to the Directors) shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting not less than twenty four hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote and in default the proxy shall not be treated as valid unless otherwise agreed to by all shareholders present at such meeting.

75.                                 EVERY instrument of proxy shall (unless otherwise provided by these Articles) be in the usual form or in such other form as the Directors may from time to time prescribe or in a particular case accept.

76.                                 THE instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

77.                                 A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or unsoundness of mind of the appointor or revocation of the instrument or of the authority under which the instrument was executed or transfer of shares in respect of which the instrument is given provided no intimation in writing of the death unsoundness of mind revocation or transfer shall have been received by the Company before the meeting or adjourned meeting at which the instrument is used.  A proxy shall not be revoked by the appointor attending and taking part in any meeting but if the appointor shall vote on any resolution either on a show of hands or on a poll the person acting as proxy for such appointor shall have no vote as such proxy on any such resolution.

78.                                 A shareholder may execute an instrument appointing a proxy or proxies valid for all meetings during the shareholder’s absence from meetings until revocation or such shareholder may appoint a proxy or proxies for any particular meeting by cablegram telegram telex or facsimile and such cablegram telegram telex or facsimile may be in any form and shall be deemed to be authentic if it purports to be signed by such shareholder.  Any such appointment may be made in respect of all or only some of a shareholder’s shares.

DIRECTORS

79.                                 THE maximum number of Directors will be five (5) unless the Company resolves otherwise in general meeting.

80.                                 THERE shall be no share qualification for Directors of the Company.

81.                                 (1)                                  THE A Class shareholders shall have the right by notice in writing delivered to the Secretary to appoint, remove and replace one (1) Director and it is intended that (to the extent reasonably practical) that they shall at all times fully exercise that right.

(2)                                  The B Class shareholders shall have the right by notice in writing delivered to the Secretary to appoint remove and replace one (1) Director and it is intended that (to the extent reasonably practical) they shall at all times fully exercise that right.

(3)                                  The C Class shareholders shall have the right by notice in writing delivered to the Secretary to appoint, remove and replace one (1) Director and it is intended that (to the extent reasonably practical) they shall at all times fully exercise that right.

(4)                                  Except as expressly provided in these Articles the Company in general meeting may by resolution:

(a)                                  appoint any person to be a Director,

(b)                                 remove any Director before the expiration of his period of office, but in no event can the Company in general meeting remove any A Class Director, any B Class Director or any C Class Director.

(5)                                  A person may not be appointed or removed as a Director except in accordance with this Article 81 or Article 82.

(6)                                  Subject to Article 4l(6)(c) but notwithstanding anything else herein contained, and in addition to their respective rights to appoint directors, the A, B and C class shareholders shall severally have the right to nominate in writing and appoint an associate director to attend and speak (but not vote) on their respective behalf at all meetings of the Board.  The Board may at any time, from time to time during any meeting of the Bond, restrict or remove the right of such attendance for all (but not some) of the associate directors.

82.                                 WITHOUT limiting Article 81(4), a Director shall be deemed to have been removed, from that office if (and when):

(a)                                  he ceases, by force of law, to hold office as a Director;

(b)                                 he resigns as a Director by notice in writing to the Board;

(c)                                  he becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(d)                                 he is absent, without the consent of the Directors, from 3 consecutive meetings of the Directors (whether such meetings are held by way of the Directors being physically present together or by way of electronic means in accordance with Article 94);

(e)                                  he is directly or indirectly interested in any contract or proposed contract with the Company and fails to declare the nature of his interest as required by the Code.

83.                                 THE Directors shall be entitled to remuneration in an amount determined front time to time by the Board.  No fee shall be paid to Associate Directors nor to Executive Directors (apart from their remuneration as executives).  No fee shall be payable to any Directors other than those Directors of the Company as at the Completion Date provided however that any Director appointed in place of a B class or C class Director shall be paid the annual fee payable to the Director he has replaced, or such other sum as is determined by the Board from time to time.  Subject to the Code, the Company may pay or contribute to funds established for the purpose of paying pensions gratuities, superannuation or retiring allowances to any of the Executive Directors or to any of their dependants or connections.

84.                                 EACH Director shall be paid all his travelling hotel and other expenses properly incurred by him in connection with his obligations as director or otherwise in connection with the business of the Company.

85.                                 IN the case of the fee payable to each Director (including the Chairman) in his capacity as a Director of the Company:

(a)                                  the annual fee (if any) shall accrue pro rata on a daily basis from the date of his appointment; and

(b)                                 the annual fee shall be payable in instalments, with, the first instalment payable on 31 October, 1989 (or in the case of any Director appointed after that date at the end of the quarter in which he was appointed), and with all subsequent instalments payable quarterly in arrears.

POWERS AND DUTIES OF DIRECTORS

86.                                 THE management of the business and affairs of the Company shall be vested in the Directors who in addition to the powers and authorities by these Articles or otherwise expressly conferred upon them may exercise all such powers and do all such acts and things as may be exercised or done by the Company and are not hereby or by statute directed or required to be exercised or done by the Company in general meeting but subject nevertheless to the provisions of the Code and to these Articles and to any regulations (being not inconsistent with the aforesaid provisions of these Articles) from time to time made by the Company in general meeting PROVIDED THAT no such regulations so made shall invalidate any prior act of the Director which would have been valid if such regulation had not been made.  Any sale or disposal by the Directors of the Company’s main undertaking shall be subject to ratification by the Company in general meeting.

87.                                 THE Directors may at any time and from time to time by resolution power of attorney or writing under the Seal appoint any firm company corporation or person or body at persons whether nominated directly or indirectly by the Directors to be the attorney or attorneys or agent or agents of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as the Directors may from time to time think fit and any such resolution power of attorney or writing may contain such provisions for the protection and convenience of persons dealing with such attorney or agent as the Directors think fit and may also authorise any such attorney or agent to delegate all or any of the powers authorities and discretions for the time being vested in him.

88.                                 ALL cheques promissory notes drafts bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed drawn accepted endorsed or otherwise executed as the case may be by such persons and in such manner as the Directors shall from time to time determine PROVIDED THAT (without limiting the generality of the foregoing) the Directors may by resolution determine either generally or in any particular case that any signature may be a facsimile signature affixed by mechanical means.

DISQUALIFICA1ION OF DIRECTORS

89.                                 THE office of a Director shall be vacated forthwith if the Director -

(a)                                  ceases to be or is removed as a Director pursuant to the provisions of the Code or these Articles;

(b)                                 becomes an insolvent under administration or makes any composition or arrangement with his creditors or any class thereof;

(c)                                  becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(d)                                 resigns his office by notice in writing to the Company or the period for which he is appointed expires; or

(e)                                  without the permission of the other Directors absents himself from the meetings of the Directors for a period of four months continuously and the Directors resolve that the office be vacated.

CONTRACTS OP DIRECTORS

90.                                 (1)                                  SUBJECT to the provisions of the Code no Director or proposed Director shall be disqualified by his office from entering into any contract agreement or arrangement with the Company or from becoming or remaining a Director of any company or corporation in which the Company is in any way interested or which is in any way interested in the Company nor shall any such contract agreement or arrangement or any contract agreement or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be avoided nor shall any Director entering as aforesaid into any contract agreement or arrangement or being a Director of such other company or corporation or being so interested be liable to account to the Company for any profits or remuneration realised by his so entering or being a Director of such other company or corporation or being so interested by reason of such Director holding office as a Director of the Company or of the fiduciary relation thereby established.

(2)                                  The nature of a Director’s interest in any contract agreement or arrangement must be declared by him at a meeting of the Directors of the Company in accordance with the Code and as soon as practicable after the relevant facts have come to his knowledge.

(3)                                  A Director shall be entitled to vote at any meeting of Directors in respect of any contract agreement arrangement matter or thing in which he is interested and he shall be entitled to be counted in the quorum at any meeting at which any such contract agreement arrangement matter or thing is considered and he may attest the affixing of the Seal, the Share Seal or the Official Seal as the case may be to any such contract or agreement or other document relating to any such contract agreement arrangement matter or thing PROVIDED THAT the other Directors shall determine by resolution (upon which the Director who has disclosed the conflict may not vote) whether or not the Director concerned may vote in respect of the relevant matter.

(4)                                  A Director may hold any other office or place of profit wider the company (except the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

DIRECTORS CONFLICTS OF INTEREST

91.                                 A Director of the Company who holds any office or possesses any property whereby whether directly or indirectly duties or interests might be created in conflict with his duties or interests as Director shall in accordance with sub-section (6) of Section 228 of the Code declare at a meeting of the Directors of the Company the fact and the nature character and extent of the conflict.

MANAGING DIRECTOR

92.                                 THE Directors may from time to time appoint one or more of their body to the office of Managing Director for such period and on such terms as they think fit and may revoke any such appointment.  The appointment of such a Director shall be automatically determined if he ceases from any cause to be a Director.

93.                                 A Managing Director shall subject to the terms of any agreement entered into or in any particular case receive such remuneration (whether by way of salary commission or participation in profits or partly in one way and partly in another) as the Directors may determine.

94.                                 A Managing Director shall at all times be subject to the control of the Board of Directors but subject thereto the Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and may from time to time revoke withdraw alter or vary all or any of those powers PROVIDED ALWAYS that such powers so conferred on any Managing Director shall be collateral with the powers of the other Directors and not to the exclusion of such powers.

PROCEEDINGS OF DIRECTORS

95.                                 (1)                                  THE Directors may meet together for the despatch of business adjourn and otherwise regulate their meetings and proceedings as they think fit.  Unless otherwise resolved, the Board shall meet at monthly intervals.  The Managing Director shall at the first Board meeting after the adoption of these Articles present a proposed schedule of meetings of the Board for the next 12 months for the Board’s approval.  Notwithstanding its approval of such schedule, the Board may at each meeting vary the date for the next meeting and the setting of that date shall be deemed to be due notice to all of the Directors present of the convening of that meeting.  Reasonable notice of such meeting shall be given to all Directors not so present.

(2)                                  Without limiting the discretion of the Directors to regulate their meetings under paragraph (1), the Directors may if they think fit confer by radio telephone closed circuit television or other electronic means of audio or audio-visual communication and a resolution passed by such a conference shall notwithstanding that the Directors are not present together in one place at the time of the conference be deemed to have been passed at a meeting of the Directors held on the day at which and at the time at which the conference was held provided that -

(a)                                  all the Directors (including an alternate for a Director) for the time being entitled to receive notice of a meeting of the Directors shall receive notice of the conference and shall have or may reasonably obtain access to the means by which the conference is to take place;

(b)                                 each of the Directors taking part in the conference shall be able to hear each of the other Directors taking part in the conference;

(c)                                  each of the Directors at the commencement of the conference shall acknowledge his presence for the purpose of a meeting of the Directors to all the other Directors taking part;

(d)                                 No Director may leave the conference by disconnecting his means of communication unless he has previously obtained the express consent of the Chairman of the meeting and a Director shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the meeting by telephone or other means of communication unless he has previously obtained the express consent of the Chairman to leave the conference.

(3)                                  (a)                                  Subject to Article 95(3)(b), a quorum for a meeting of the Board shall be each of the A, B and C Directors (present in person or by proxy or by their alternates) who are entitled to vote at a meeting of the Board.

(b)                                 If there is no quorum for the meeting of the Board the meeting will, if the Directors then present so determine, be reconvened at the same time and place five (5) business days later, and any two Directors (one of whom must be the B Class Director or the C Class Director) shall constitute a quorum for that reconvened meeting.  Reasonable notice of the time and place of any such reconvened meeting shall be given to all Directors (including those Directors who are not present at the meeting which is to be reconvened.)

(4)                                  (a)                                  The Board papers for each Board meeting shall include an agenda setting out the significant items of business to be dealt with at that Board meeting.

(b)                                 The Board papers for a Board meeting shall be given to each of the Directors and associate directors (if any) not less than forty-eight (48) hours before that Board meeting.  Any Director may at any time and from time to time waive this requirement insofar as it applies to him.

(c)                                  A meeting of the Board may not deal with any significant item of business which has not been set out in the Board papers circulated to the Directors in relation to that meeting unless all of the Directors that are entitled to be present are present at that meeting and all the Directors agree to such an item being dealt with notwithstanding that it was not set out in the Board papers.

(5)                                  (a)                                  The Chairman of the Board will be appointed by the Board after consultation with the A class shareholders.

(b)                                 The Chairman of any meeting shall not have a casting vote at that meeting.

(c)                                  At any meeting of the Board at which the Chairman or his alternate is not present within 15 minutes of the time appointed for the meeting, the Directors present shall elect the chairman of the meeting.

96.                                 DECISIONS of the Board shall be made by majority vote of the Directors present at that meeting who are entitled to vote PROVIDED THAT at least one of the B class Director or the C class Director votes in favour of that resolution.  Notwithstanding the foregoing and anything to the contrary in these Articles, a vote of the Board in the following contexts shall be deemed to be in the negative unless at least a majority of directors including all the A, B and C class directors vote in favour of a resolution for the Company or any of its subsidiaries to:

(1)                                  declare or pay a dividend;

(2)                                  agree to or effect any acquisition or disposal (whether of a business, shares or assets) at a price or of a value exceeding $500,000.  Acquisitions and disposals shall not be “broken up” to avoid the operation of this provision;

(3)                                  enter into a credit or finance facility or arrangement for an amount in excess of $500,000 save where such facility or arrangement has been agreed to prior to the date of adoption of these Articles.  Credit and finance facilities shall not be “broken up” to avoid the operation of this provision;

(4)                                  materially renegotiate or effect a repayment of a credit or finance facility entered into before, at or after the Completion Date;

(5)                                  agree to or effect any material change in the nature of the business of the Company to that in operation as at the Completion Date;

(6)                                  adopt an employee share or option plan;

(7)                                  delegate any part or all of the authority of the Board with respect to any matter;

(8)                                  approve a mortgagee or credit provider in accordance with Article 40(2);

(9)                                  designate any person as a Permitted Nominee.

97.                                 THE continuing Directors may act notwithstanding any vacancy in their body except if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may not act except for the purpose of increasing the number of Directors to the quorum or of convening a general meeting of the Company or in the case of an emergency.

98.                                 THE Directors may delegate any of their powers to committees consisting of such shareholder or shareholders of their body or such person or persons as they think fit.  Any committee so formed shall in exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.  Any committee so formed is referred to in these Articles as a Committee of Directors.

99.                                 THE meetings and proceedings of any such committee consisting of more than one person shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Directors so far as the same are applicable thereto and are not superseded by any regulations made by the Directors under the preceding Article.  Unless otherwise determined by such regulations, the quorum for any meeting of such committee shall be two.

100.                           ALL acts done by any meeting of the Directors or by a Committee of Directors or by any person acting as a Director shall notwithstanding that it is afterwards discovered that there as some defect in the appointment or continuance in office of any such Director or person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote be as valid as if each such person had been duly appointed or had duly continued in office and was qualified and had continued to be a Director and had been entitled to vote.

101.                           A resolution in writing signed by all the Directors for the time being or their alternates appointed under Article 102 (not being less than a quorum) shall be as valid and effectual as if it had been passed at a meeting of Directors duly called and constituted.  Any such resolution may consist of several documents in like form (whether in the form of a document, facsimile or telex transmission or any other form of writing) each signed by one or more Directors (or their alternates as aforesaid) and shall be deemed to have been passed on the day on which the document or documents were last signed by a Director.

BORROWING POWERS

102.                           THE Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking assets and uncalled capital or any part thereof and to issue debentures debenture stock and other securities whether outright or as security for any debt contract guarantee engagement obligation or liability of the Company or of any third party and on terms and conditions as the Directors think fit.

ALTERNATE DIRECTORS

103.                           (1)                                  EACH Director shall be entitled to nominate in writing an alternate to attend, speak and vote on his behalf at all meetings of the Board, provided that with respect to a nominee of the managing director (who shall be an A Class Shareholder) and Chairman, the prior written consent of the A B and C Class Directors is obtained, which consent shall not be unreasonably withheld.

(2)                                  Any person (including any Director) may be appointed as the alternate of one or more Directors.

(3)                                  Subject to Article 102(1) the appointment by a Director of any person as his alternate does not require the consent or approval of any other Director or of any other person (other than the alternate).

(4)                                  If a person attends any meeting both in his capacity as a Director and as alternate for another Director, then he shall be entitled to one vote as a Director and a further vote for each Director by whom be has been appointed alternate (provided that the Director who has appointed him would be entitled to vote if he was personally present at the relevant Board meeting) including where a person acts as an alternate for the Chairman, the Chairman’s casting vote.

(5)                                  Every alternate shall be deemed to be an officer of the Company and shall not be deemed to be the agent of the Director appointing him.  An alternate Director shall not be entitled to receive any remuneration from the Company for acting as alternate.  An alternate Director shall ipso factor vacate office if the appointor ceases to be a Director or removes the appointee by notice in writing to the Company.

MINUTES

104.                           THE Directors shall cause minutes to be kept in accordance with the Code of:

(a)                                  the names of the Directors present at each meeting of the Directors and of any Committee of Directors; and

(b)                                 all resolutions and proceedings of general meetings and of meetings of Directors and of Committees of Directors.

Such minutes shall be signed by the Chairman of the meeting at which the proceedings were held or by the Chairman of the next succeeding meeting.

LOCAL MANAGEMENT

105.                           THE Directors may from time to time provide for the management of the affairs of the Company in any part of Australia or elsewhere in such manner as they think fit and the provisions contained in the following Articles shall be without prejudice to the general powers conferred by this Article.

106.                           THE Directors may establish such agencies branch offices any local boards as they think fit and may do all such acts matters and things as may be necessary for that purpose and the Directors may make such regulations for the management of such agency branch office or local board as they may from time to time think proper.  The Directors may authorise payment of remuneration to shareholders of any such agency branch office or local board and may anthorise payment of any expenses incurred in the establishment maintenance or operation of am such agency branch office or local board.  The Directors may from time to time discontinue any such agency branch office or local board or the appointment of any person holding office therein.

107.                           THE Directors may exercise all the powers of the Company in relation to any Official Seal for use outside the State or Territory of incorporation and in relation to branch registers.

SECRETARY

108.                           ONE or more Secretaries shall in accordance with the Code be appointed by the Directors for such terms at such remuneration and upon such conditions as the Directors may think fit and any Secretary so appointed may be removed by them.

SEAL

109.                           THE Directors shall provide for the safe custody of the Seal which shall only be used by the authority of the Directors or of a Committee of Directors authorised by the Directors in that behalf or to seal an instrument the execution of which is expressed to be subject to ratification by the Directors or a committee of Directors authorised by the Directors in that behalf and every instrument to which the Seal is affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose PROVIDED THAT the Directors may by resolution determine either generally or in any particular case that the signature of any Director and the Secretary may be facsimile signatures affixed by mechanical means.

110.                           THE Company may have a Share Seal and one or more Official Seals.

DIVIDENDS

111.                           THE Directors may from time to time declare and pay such dividends (whether final or interim) as appear to the Directors to be justified after considering the profits of the Company and the working capital requirements of the Company.

112.                           NO dividend shall be paid otherwise than out of profits or pursuant to Section 119 of the Code and for this purpose the declaration of the Directors as to the amount of the profits and the working capital requirements of the Company shall be conclusive.  No dividend shall bear interest against the Company.

113.                           THE Directors may before declaring any dividend set aside out of the profits of the Company such sums as they think proper as reserves which shall at the discretion of the Directors be applicable for any purpose to which the profits of the Company may be properly applied and pending any such application may at the like discretion either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.  The Directors may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.

114.                           IN the event that dividends are paid to shareholders then the dividend paid per share shall be the same for each class of shareholder save that dividends shall be declared and paid on the

A Class Shares at a rate which will give to each A Class Shareholder equivalent dividends to those he would have received had the A Class shareholder immediately prior to the date for determining entitlements to dividends been the registered holder of such number of A Class shares as are then subject to options held by him in addition to those shares of which he is registered as the holder.

115.                           SUBJECT to the rights of persons (if any) entitled no shares with special rights as to dividends all dividends shall be declared and paid according to the amount paid or credited as paid on the shares in respect whereof the dividend is paid but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Article as paid on the share.  All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date that share shall rank for dividend accordingly.

116.                           SUBJECT to Article 15 and subject to the rights of persons a transfer of shares registered after the books close for dividend purposes but before a dividend is payable shall not pass the right to any dividend declared thereon before the registration of the transfer.

117.                           THE Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien or the registered owner of which is indebted to the Company and may apply such dividend or other moneys in or towards satisfaction of the debts liabilities or engagements in respect of which the lien exists or in or towards satisfaction of such indebtedness as aforesaid.

118.                           SUBJECT to any other provision of these Articles, any dividend may be paid wholly or in part by the distribution of specific assets and in particular of paid or partly paid up shares debentures or debenture stock of the Company or of any other company.  The Directors may settle any difficulty which arises with regard to such distribution in any manner they think expedient and in particular in order to adjust the rights of all shareholders may make provision lot the case of fractions and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any shareholders and may vest any such specific assets in trustees upon trust for all the shareholders entitled to the dividend.

119.                           ANY dividends bonuses interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or in the case of joint holders to the registered address of that one of the joint holders who is first named on the Register or to such person and to such address as the holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.  Any one or two or more joint holders may give effectual receipts for any dividends interest bonuses interest or other moneys payable in respect of the shares held by them as joint holders.

120.                           (1)                                  THE Directors may from time to tine resolve to capitalise any sum of undivided profits of the Company standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution (including premiums obtained on the issue of shares and profits derived from the accretion in value disclosed upon the revaluation of assets) and not required for the payment or provision of any fixed dividend on any shares entitled to a preferential dividend and accordingly that subject to the rights of persons (if any) entitled to shares with special rights as to dividend such sum of profits be apportioned among the shareholders registered on a date stipulated by the Directors in proportion to the number of shares held by them respectively but so that such sum be not paid in cash but (subject to the requirements of the Code) be applied in:

(i)                                     paying up any amounts (including any premiums) unpaid on shares held by them;

(ii)                                  in paying up in full (including any premium} unissued shares debentures or debenture stock of the Company to be allotted and distributed to such shareholders as fully paid; or

(iii)                               partly as mentioned in sub-paragraph (i) and partly as mentioned in sub-paragraph (ii) PROVIDED THAT unless otherwise authorised by a special resolution of the Company in general meeting shares of one class shall only be allotted and distributed to holders of such class.

(2)                                  Whenever such a resolution as aforesaid shall have been passed the Directors shall make all appropriations and applications of the undivided profits resolved no be capitalised and all allotments and issues of shares debentures or debenture stock (if any) and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision for the case of fractions as they think fit and to authorise any person on behalf of all shareholders entitled thereto to enter into an agreement with the Company providing for the allotment to them respectively of any such shares credited as fully or partly paid up (as the case may be) and any agreement made under such authority shall be effective and binding on all the shareholders.

ACCOUNTS

121.                           THE Directors shall cause proper accounting and other records to be kept and shall distribute copies of balance sheets as required by the Code and shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounting and other records of the Company or any of them shall be open to the inspection of shareholders not being Directors and no shareholder (not being a Director) shall have any right of inspecting any account or book or paper of the Company except as conferred by stature or authorised by the Directors or by the Company in general meeting.

NOTICES

122.                           (1)                                  A notice may be given by the Company to any shareholder (which for the purposes of Articles 121 to 125 shall be deemed to include the circulation of the Board papers to the Directors in accordance with Article 94(4) unless the recipient waives this provision) either personally or by sending it by post or by telex or telegram or by facsimile transmission to him at his registered address.

(2)                                  Service of a notice shall be deemed to be effected:

(a)                                  where delivered, upon receipt;

(b)                                 where posted, at the time at which the letter would be delivered in the ordinary course of post (which in the case of posting and delivery within Australia shall be deemed to be on the second day after posting, and in the case of international airmail shall be deemed to be on the tenth day after posting);

(c)                                  where sent by telex, when transmitted, provided that the telex bears the relevant answerback code at the conclusion of the transmission;

(d)                                 where sent by facsimile transmission, at the time indicated on a facsimile transmission report from the transmitting facsimile machine received by the transmitting party to the effect that the facsimile transmission has successfully been transmitted to the recipient; and when sent; and

(e)                                  where sent by telegram, when handed in for transmission.

(3)                                  A notice may be signed on behalf of a party that is a corporation by any director, the secretary or any manager of the corporation.

123.                           A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the Register in respect of the share.

124.                           A notice may be given by the Company to the persons entitled to a share in consequence of the death lunacy liquidation or bankruptcy of a shareholder by sending it through the post in a prepaid letter addressed to them by name or by the title of representatives of the deceased lunatic or liquidator or assignee of the bankrupt or by any like description at the address if any within the Commonwealth of Australia supplied for the purpose by the persons claiming to be entitled or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death lunacy liquidation or bankruptcy had not occurred.

125.                           (1)                                  NOTICE of every general meeting shall be given in any manner hereinbefore authorised to:

(a)                                  every shareholder;

(b)                                 every person entitled to a share in consequence of the death lunacy liquidation or bankrupt of a shareholder who but for his death lunacy liquidation or bankruptcy would be entitled to receive notice of the meeting;

(c)                                  every person otherwise entitled to a notice of meeting under the Code; and

(2)                                  No other person shall be entitled to receive notices of general meetings.

126.                           THE signature to any notice to be given by the Company may be written or printed or stamped.

CLASS RESOLUTIONS

127.                           (1)                                  A resolution passed by a majority of the votes of the shareholders of any class of shares (a “relevant class of shareholders) present and voting at a meeting of the relevant class of shareholders that is convened in accordance with these Articles shall for all purposes be deemed a resolution of that class of shareholders.

(2)                                  If:

(a)                                  one or more of the shareholders of a relevant class have signed a document (whether in the form of a document, facsimile or telex transmission or any other form of writing) (or have signed severally two or more identical documents) (collectively called the “document”) containing a statement that they are in favour of a resolution of the shareholders of that class in the terms set out in the document, and

(b)                                 those shareholders together hold a majority of the votes of all the shareholders of that class,

then a resolution in those terms shall be deemed to have been made at a meeting of that class of shareholders held on the day on which, and at the time at which, the document was last signed by a shareholder forming part of that majority.

(3)                                  For the purposes of this clause;

(a)                                  each shareholder of a relevant class shall be entitled at meetings of than class of shareholders to one vote for each share of that class that he holds and

(b)                                 where a shareholder of a relevant class holds any of his shares of that class in accordance with these Articles as a permitted nominee of another person he shall he deemed by his acquisition of those shares to have irrevocably appointed that person (or the proxy or attorney of that person) as his proxy or attorney in respect of those shares to vote at all meetings contemplated by Article 126(1) held whilst he is such a permitted nominee, or to sign on his behalf all documents contemplated in Article 126(2) that are considered for signature whilst he is such a permitted nominee, (in either case in such manner as the proxy or attorney sees fit).

(4)                                  The parties shall be entitled to rely on a certificate of a A Class Director that a resolution of the A Class shareholders has been duly passed or made as conclusive evidence of the same.  The parties shall be entitled to rely on a certificate of a B

Class Director that a resolution of the B Class shareholders has been duly passed or made as conclusive evidence of the same.  The parties shall be entitled to rely on a certificate of an C Class Director that a resolution of the C Class shareholders has been duly passed or made as conclusive evidence of the same.

WINDING UP

128.                           IF the Company shall be wound up and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid up capital such assets shall be distributed so that as nearly as may be the losses shall be borne by the shareholders in proportion to the capital paid up or which ought to have been paid up at the commencement of the winding up on the shares held by them respectively and if in the winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up the excess shall he distributed amongst the shareholders in proportion to the capital at the commencement of the winding up held by them respectively PROVIDED THAT this Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

129.                           IF the Company is wound up the liquidator may with the sanction of a special resolution of the Company divide amongst the shareholders in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for that purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how the division shall be earned out as between the shareholders or different classes of shareholders.  The liquidator may with the like sanction vest the whole or any part of any such assets in trustees upon such trusts for the benefit of the contributories as the liquidator with the like sanction thinks fit but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

130.                           WHERE the Company is wound up by the Court (within the meaning of Section 359(1) of the Code), each share shall confer upon its holder a right on liquidation to payment of any surplus (after satisfaction of all debts and liabilities to the Company in accordance with the Code) in accordance with, and subject at all times to the following ranking;

FIRST - The amount of capital paid or credited as paid in respect of the par value of the shares shall be paid to the shareholders on a pari passu basis;

SECOND - The amount of the premium paid on each share (if any) shall be paid to the holders of each such share respectively; and

THIRD - Any surplus shall be paid to the shareholders in proportions equivalent to their proportional shareholdings in the Company (including in the case of the A class shareholders, any options then held by them).

INDEMNITY

131.                           EVERY Director Secretary and other officer or savant of the Company shall be indemnified by the Company against (and it shall be the duty of the Directors out of the funds of the

Company to pay) all costs losses and expenses (including any liabilities referred to in sub-section (2) of Section 237 of the Code) which any such Director Secretary or other officer or servant may incur or become liable to by reason of any contract entered into or act or thing done by him as such Director Secretary or other officer or servant or in any way in discharge of his duties except for any liability that may by law or otherwise attach to him in respect of any negligence default breach of duty or breach of trust of which he may he guilty in relation to the Company.

132.                           EVERY officer or auditor for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings whether civil or criminal in which judgment is given in his favour or in which he is acquitted or in connection with any application under the Code in which relief is granted to him by the Court in respect of any negligence default breach of duty or breach of trust.

133.                           The Company is a proprietary company and accordingly the following provisions shall app1y:

(a)                                  Subject to the provisions contained from time to time in the Memorandum of Association and these Articles the right to transfer shares in the Company is restricted and the Directors may in their absolute discretion refuse to register any transfer (whether voluntary or by operation of Law) of any share or shares without being bound to assign any reason for such refusal.

(b)                                 The number of the Members of the Company is limited to not more than fifty (counting joint holders of shares as one person and not counting any person in the employment of the Company or of its subsidiary or any person who while previously in the employment of the Company or of its subsidiary was, and thereafter has continued to be, a member of the Company).

(c)                                  The Company shall not make any invitation to the public to subscribe for any shares in or debentures of the Company and shall not offer to the public to accept subscriptions for any shares In or debentures of the Company.

(d)                                 The Company shall not make any invitation to the public to lend money to or to deposit money with the Company or offer to the public to accept moneys deposited with the Company whether for fixed periods or payable at call bearing or not bearing interest.